Exhibit 10-a

		KANSAS CITY POWER & LIGHT COMPANY
		    ANNUAL INCENTIVE PLAN
			FEBRUARY 2001

OBJECTIVE
The Kansas City Power & Light Company (KCPL) executive Annual Incentive Plan (AIP) is designed to reward sustained value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the plan supports the attraction and retention of senior executive talent critical to achieving the Company's strategic business objectives.

Eligible participants include Executives and other Key Employees of the Company, as approved by the Compensation Committee (the Committee) of the Board of Directors.

PERFORMANCE GOAL
Performance under the plan will be measured by Economic Value Added, or EVA(R). The awards paid under the plan will be based on the achievement of the annual EVA goal approved by the Committee. Annual EVA goals will be set as part of a four-year cumulative EVA goal recommended by the Chief Executive Officer and approved by the Committee. At the beginning of the four-year period, the committee will approve the four-year cumulative EVA goal and the EVA goal for the first year of the plan.

KCPL's proposed cumulative EVA goal for 2001 through 2004 is $51.6 million. The proposed annual EVA goal for KCPL for the 2001 annual incentive plan year is $2.4 million. Details regarding these goals are presented in Appendix I.

In addition to the overall KCPL goal, separate EVA goals will be established for the business units. Individual incentive awards may reflect a mix of KCPL and business unit performance; the actual mix for each executive will be determined based on his role and contribution to the organization.

TARGET AWARDS
Target award levels will be approved by the Committee and will be set as a percentage of the executive's base salary. Target levels will vary by participant and will reflect both his organizational responsibilities and market-competitive bonus levels. Competitive bonus levels will be determined using a blend of general industry and utility industry data.

In order for bonuses to be paid at target levels, the annual EVA performance goals - both at the corporate and business level where applicable - must be met.

EXAMPLE

Position            Salary      Target Bonus %          Target Bonus $
Vice President     $150,000          30%                    $45,000


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EVA(R) is a registered trademark of Stern Stewart and Company.


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Target award levels are presented in Appendix II.

AWARD THRESHOLD AND MAXIMUM
Awards will be subject to an established performance threshold. If EVA performance falls below the threshold level, no award will be payable for that portion of the individual's award(1).

For plan year 2001, the threshold level of EVA performance for KCPL will be negative $14.7 million. If performance falls below this level, no award for the corporate component will be paid.

Awards will also be subject to a maximum level equal to 200% of the target award. For plan year 2001, the bonus amount of 200% will be awarded when EVA reaches $19.6 million.

If performance falls below target but is above threshold, the amount of the award payable will be below the target award level. Similarly, performance above target will result in an award higher than target level. The amount of the award will be determined using the performance matrix provided in Appendix III.

EXAMPLE

-------   -------   --------   -----------  -------------------   ---------
Target    Target    2001 EVA   2001 Actual     Actual Award        Actual
Bonus %   Bonus $     Goal         EVA      (% of Target Award)   Award ($)
-------   -------   --------   -----------  -------------------   ---------
  30%     $45,000     $2.4        $6.7             125%            $56,250
		    million      million
-------   -------   --------   -----------  -------------------   ---------

Using the performance matrix, the award paid for 2001 actual EVA performance of $6.7 million would be 125% of target, or $56,250 in the example above.

EXCEPTIONS
The cumulative EVA target established for the plan period is fixed for the duration of the plan, and will only be changed upon the approval of the Committee and the Board. Changes will only be approved as a result of an acquisition, divestiture or other significant event that, in the judgment of the Committee, results in a change in the character of the Company.

Each year, the Committee will approve the annual EVA target. In establishing this target, the Committee will consider both prior year EVA performance and the four-year cumulative EVA goal. Should EVA performance in any year fall below threshold, the Committee will consider setting the following year's goal at a level sufficient to recover all or a portion of the shortfall.

------------

(1) For example, if KCPL falls below the threshold EVA level while a business unit performs above its threshold, the corporate (KCPL) component of the award would be zero.


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KANSAS CITY POWER & LIGHT COMPANY
ANNUAL INCENTIVE PLAN

							APPENDIX I

			PROPOSED EVA TARGETS

Following are the proposed KCPL (Total Company) EVA targets for the period 2001 through 2004 ($000s)


		 2001     2002     2003      2004     Total
		------   ------   ------   -------   -------
Budget EVA      $  200   $5,200   $1,000   $22,900   $29,300
Additional EVA  $2,232   $4,465   $6,697   $ 8,929   $22,332
TARGET EVA      $2,432   $9,665   $7,697   $31,829   $51,632


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KANSAS CITY POWER & LIGHT COMPANY
ANNUAL INCENTIVE PLAN


							APPENDIX II

		PROPOSED TARGET INCENTIVE AWARD LEVELS
		(EXPRESSED AS A PERCENT OF BASE SALARY)

     Executive Tier               Annual Target Award Opportunity
     --------------               -------------------------------
CEO / President                                 45%
EVP & SVP                                       30%
VP and Other Executives                         20%



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KANSAS CITY POWER & LIGHT COMPANY
ANNUAL INCENTIVE PLAN


							APPENDIX III

			PROPOSED PERFORMANCE MATRIX

The proposed performance matrix establishes the threshold and maximum levels of EVA performance and the corresponding annual award level. These EVA levels were established using the EVA interval calculation used under the current plan.

			     2001 Performance Matrix
	-----------------------------------------------------------------
	       EVA               % of Target              Earnings Per
	(thousands) ($)          Award Earned          Share Equivalent
	---------------          ------------          ----------------
	    19,582                   200%                    $2.39
	    15,295                   175%
	    11,007                   150%
	     6,717                   125%
	---------------          ------------          ----------------
	     2,432                   100%                    $2.12
	---------------          ------------          ----------------
	    -1,856                    75%
	    -6,143                    50%
	   -10,431                    25%
	   -14,718                     0%                    $1.83

CALCULATING THE INTERVAL

The EVA interval is calculated as follows:

a. MVA                                                  $2,696,124
b. Cost of Capital                                           .0830
c. Expected Return (MVA x cost of capital)                $223,778
d. Capitalized EVA factor
   (1 + cost of capital)/(cost of capital)                   13.05
e. EVA Interval (b divided by c)                           $17,150

The threshold level is equal to the target EVA minus one interval; the maximum is equal to the target EVA plus one interval:

	Threshold = $2,432 - $17,150 = ($14,718)
	Maximum = $2,432 + $17,150 = $19,582